Exhibit 4.1
SEVENTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT
     THIS SEVENTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (the “Amendment”), dated effective as of August 31, 2007 is among EAGLE MATERIALS INC. (who was formerly Centex Construction Products, Inc. and herein the “Borrower”), each lender party hereto (individually a “Lender” and collectively the “Lenders”), JPMORGAN CHASE BANK, N.A. (formerly known as JPMorgan Chase Bank and successor by merger to Bank One, N.A.), individually as a Lender and as administrative agent for itself and the other lenders (in its capacity as administrative agent, the “Administrative Agent”), BANK OF AMERICA, N.A. and BRANCH BANKING AND TRUST COMPANY, as “co-syndication agents” and WELLS FARGO BANK, N.A. and UNION BANK OF CALIFORNIA, N.A., as “co-documentation agents”.
RECITALS:
     Borrower, certain lenders and the Administrative Agent have entered into that certain Amended and Restated Credit Agreement dated as of December 16, 2004 (as amended by that certain First Amendment to Amended and Restated Credit Agreement dated as of January 4, 2005, that certain Second Amendment to Amended and Restated Credit Agreement dated as of September 30, 2005, that certain Third Amendment to Amended and Restated Credit Agreement dated as of December 15, 2005, that certain Fourth Amendment to Amended and Restated Credit Agreement dated as of March 20, 2006, that certain Fifth Amendment to Amended and Restated Credit Agreement dated as of June 30, 2006 and that certain Sixth Amendment to Amended and Restated Credit Agreement dated as of September 29, 2006, herein the “Agreement”). Since the execution and delivery of the Agreement, Illinois Cement Company LLC and AG South Carolina LLC have been joined as Guarantors under the Subsidiary Guaranty pursuant to Joinder Agreements, one dated May 26, 2005 for Illinois Cement Company LLC and one dated November 14, 2005 for AG South Carolina LLC.
     Borrower, the Administrative Agent and the Lenders now desire to amend the Agreement as herein set forth.
     NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows effective as of the date hereof:
ARTICLE 1.
Definitions
     Section 1.1. Definitions. Capitalized terms used in this Amendment, to the extent not otherwise defined herein, shall have the same meanings as in the Agreement, as amended hereby.
SEVENTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT, Page 1

ARTICLE 2.
Amendments
     Section 2.1. Amendment to Section 1.01 (Definitions). The following definition in Section 1.01 of the Agreement are each amended in their respective entirety to read as follows:
     “Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Revolving Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Commitment Fee Rate”, as the case may be, opposite the category in the table below which corresponds with the actual Leverage Ratio as of the most recent determination date:

			Commitment
Leverage Ratio	Eurodollar Spread	ABR Spread	Fee Rate
Category 1 <1.00 to 1.00	0.550%	0.000%	0.100%

Category 2 ≥1.00 to 1.00 but < 1.50 To 1.00	0.650%	0.000%	0.125%

Category 3 ≥ 1.50 to 1.00 but < 2.00 to 1.00	0.875%	0.000%	0.175%

Category 4 ≥ 2.00 to 1.00 but < 2.50 to 1.00	1.000%	0.000%	0.200%

Category 5 ≥ 2.50 to 1.00 but < 3.00 to 1.00	1.250%	0.250%	0.250%

Category 6 ≥ 3.00 to 1.00	1.50%	0.500%	0.300%
     For purposes of the foregoing, (i) the Leverage Ratio shall be determined as of the end of each fiscal quarter of the Borrower’s fiscal year based upon the Borrower’s consolidated financial statements delivered pursuant to Section 5.01(a) or (b), beginning with the fiscal quarter ended June 30, 2007 and (ii) each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Leverage Ratio shall be deemed to be in Category 6: (A) at any time that an Event of Default has occurred and is continuing or (B) at the option of the Administrative Agent or at the request of the Required Lenders, if the Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or (b), during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.
     “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such
SEVENTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT, Page 2

Person; (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business and payable on customary trade terms); (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; (f) all Guaranties by such Person of Indebtedness of others; (g) all Capital Lease Obligations of such Person; (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit; (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; (j) all obligations of such Person in respect of mandatory redemption or mandatory dividend rights on Equity Interests but excluding dividends payable solely in additional Equity Interests; (k) all obligations of such Person, contingent or otherwise, for the payment of money under any noncompete, consulting or similar agreement entered into with the seller of a target or any other similar arrangements providing for the deferred payment of the purchase price for an Acquisition permitted hereby or an Acquisition consummated prior to the date hereof; (l) all obligations of such Person under any Swap Agreement but not including the amount of such obligations to the extent that they may be settled with issuance of the Equity Interest of the Borrower; (m) all Limited Recourse Liabilities of such Person; (n) all obligations of such Person to purchase securities or other property arising out of or in connection with the sale of the same or substantially similar securities or property; and (o) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For purposes of the forgoing sentence and as of the Effective Date, “any other entity” when considered with respect to any Subsidiary that is a general partner of a Joint Venture, shall include the applicable Joint Venture. The amount of the obligations of any Person in respect of any Swap Agreement shall, at any time of determination and for all purposes under this Agreement, be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Swap Agreement were terminated at such time giving effect to current market conditions notwithstanding any contrary treatment in accordance with GAAP.
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property but not including any payment to the extent settled by the issuance of Equity Interests of the Borrower), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interest in the Borrower or any option, warrant or other right to acquire any such Equity Interest in the Borrower (including any payment in respect of Equity Interests under a Swap Agreement but not including any payment under a Swap Agreement to the extent paid or settled by the issuance of Equity Interests of the Borrower).
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     Section 2.2. Amendment to Section 6.04 (Investments, Loans, Advances, Guaranties and Acquisitions). Section 6.04 of the Agreement is amended as follows:
     (a) Clause (g) is amended in its entirety to read as follows:
(g) Guaranties permitted by Section 6.01 and Swap Agreements permitted by Section 6.05;
     (b) Clause (h)(vii) is amended in its entirety to read as follows:
     (vii) After giving proforma effect to any Indebtedness incurred or acquired in connection with the Acquisition and any Consolidated EBITDA of the target to be acquired or whose assets are to be acquired (to the extent that such Consolidated EBITDA can be established from audited financial statements delivered to the Administrative Agent and the Lenders), Borrower shall have a Leverage Ratio of no more than 3.00 to 1.00 calculated in the same manner as in Section 6.10 but on a pro forma basis as set forth in this clause for the most recently ended fiscal quarter of Borrower prior to the date of the proposed Acquisition; and
     (c) Clause (i)(iv) is amended in its entirety to read as follows:
     (iv) after giving proforma effect to any Indebtedness incurred or acquired in connection with the Acquisition and any Consolidated EBITDA of the target to be acquired (to the extent that such Consolidated EBITDA can be established from audited financial statements delivered to the Administrative Agent and the Lenders and only to the extent such Consolidated EBITDA is not already included in the Borrower’s consolidated financial statements), Borrower shall have a Leverage Ratio of no more than 3.00 to 1.00 calculated in the same manner as in Section 6.10 but on a pro forma basis as set forth in this clause for the most recently ended fiscal quarter of Borrower prior to the date of the proposed Acquisition.
     Section 2.3. Amendment to Section 6.05 (Swap Agreements). The text of Section 6.05 of the Agreement is amended in its entirety to read as follows:
The Borrower will not, and will not permit any of the Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (including those in respect of Equity Interests of the Borrower or any of the Subsidiaries but only if such Swap Agreements of the type described in this parenthetical can be settled with the issuance of Equity Interests in the Borrower or will be settled with the net cash proceeds received by the Borrower from the substantially concurrent issue or sale of other Equity Interest of the Borrower), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.
     Section 2.4. Amendment to Section 6.06 (Restricted Payment; Prepayment of Indebtedness). Section 6.06 of the Agreement is amended as follows:
     (a) Clause (a)(vii) is amended in its entirety to read as follows:
     (vii) In any fiscal quarter of any fiscal year, the Borrower may declare and make other Restricted Payments not otherwise permitted by this Section as long as:
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(A) no Default exists or would result therefrom as of the date of the declaration and payment thereof and (B) the Borrower shall have a Leverage Ratio of no more than 3.00 to 1.00 as calculated: (i) on a pro forma basis; (ii) after giving effect to any Indebtedness incurred in connection with the proposed Restricted Payment (including any Indebtedness incurred under this Agreement) and (iii) for the most recently ended fiscal quarter of the Borrower prior to the date of the proposed Restricted Payment; provided that if the Borrower shall have a Leverage Ratio of more than 3.00 to 1.00 as so calculated, then the aggregate amount of all such Restricted Payments made during a fiscal quarter under the permissions of this clause (vii) shall not exceed the total of 50% of the Borrower’s Consolidated Net Income for the immediately preceding fiscal year minus all Restricted Payments previously made under the permissions of clause (vi) above and this clause (vii) in the current fiscal year in which such proposed Restricted Payment is to be paid.
     (b) Clause (b) is amended in its entirety to read as follows:
     (b) If a Default exists, the Borrower will not, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property but not including any payment or other distribution to the extent settled by the issuance of Equity Interests of the Borrower) of or in respect of principal of or interest on any Indebtedness of Borrower or any Subsidiary, or any payment or other distribution (whether in cash, securities or other property but not including any payment or other distribution to the extent settled by the issuance of Equity Interests of the Borrower), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness of Borrower or any Subsidiary, except:
     (i) payment of Indebtedness created under the Loan Documents;
     (ii) payment of regularly scheduled interest, principal or other payments as and when due in respect of any Indebtedness;
     (iii) refinancing of Indebtedness to the extent permitted by Section 6.01; and
     (iv) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness.
     Section 2.5. Amendment to Section 6.09 (Interest Coverage Ratio). The text of Section 6.09 of the Agreement is amended in its entirety to read as follows:
The Borrower will not permit the ratio, determined as of the end of each of its fiscal quarters beginning with the fiscal quarter ended September 30, 2007, of (i) Consolidated EBIT for the then most-recently ended four fiscal quarters to (ii) its Consolidated Interest Expense for such four fiscal quarters to be less than 2.50 to 1.00.
     Section 2.6. Amendment to Section 6.10 (Leverage Ratio). The text of Section 6.10 of the Agreement is amended in its entirety to read as follows:
The Borrower will not permit the ratio, determined as of the end of each of its fiscal quarters beginning with the fiscal quarter ended September 30, 2007, of (i) its
SEVENTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT, Page 5

Consolidated Indebtedness as of such fiscal quarter end to (ii) its Consolidated EBITDA for the then most-recently ended four fiscal quarters to be greater than 3.50 to 1.00.
ARTICLE 3.
Miscellaneous
     Section 3.1. Ratifications. The terms and provisions set forth in this Amendment modify and supersede all inconsistent terms and provisions set forth in the Agreement and except as expressly modified and superseded by this Amendment, the terms and provisions of the Agreement and the other Loan Documents are ratified and confirmed and shall continue in full force and effect. Borrower, the Administrative Agent and the Lenders party hereto agree that the Agreement as amended hereby and the other Loan Documents continue to be legal, valid, binding and enforceable in accordance with their respective terms.
     Section 3.2. Representations and Warranties. Borrower represents and warrants to the Administrative Agent and the Lenders that no Default exists and the representations and warranties set forth in the Loan Documents are true and correct in all material respects on and as of the effective date hereof with the same effect as though made on and as of such date except with respect to any representations and warranties limited by their terms to a specific date.
     Section 3.3. Survival of Representations and Warranties. All representations and warranties made in this Amendment survive the execution and delivery of this Amendment, and no investigation by the Administrative Agent or any Lender or any closing shall affect the representations and warranties or the right of the Administrative Agent or any Lender to rely upon them.
     Section 3.4. Reference to Agreement. Each of the Loan Documents, including the Agreement and any and all other agreements, documents, or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Agreement as amended hereby, are amended so that any reference in such Loan Documents to the Agreement means a reference to the Agreement as amended hereby.
     Section 3.5. Expenses of Lender. As provided in the Agreement, Borrower agrees to pay on demand all costs and expenses incurred by the Administrative Agent in connection with the preparation, negotiation, and execution of this Amendment, including without limitation, the costs and fees of Administrative Agent’s legal counsel.
     Section 3.6. Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.
     Section 3.7. Applicable Law. This Amendment is be governed by and construed in accordance with the laws of the State of Texas and the applicable laws of the United States of America.
     Section 3.8. Successors and Assigns. This Amendment is binding upon and inures to the benefit of the Administrative Agent, each Lender and Borrower and their respective successors and assigns, except Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Lenders. Any assignment in violation of this Section shall be void.
     Section 3.9. Counterparts. This Amendment may be executed in one or more counterparts and on telecopy counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement.
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     Section 3.10. Effect of Waiver. No consent or waiver, express or implied, by the Administrative Agent or any Lender to or for any breach of or deviation from any covenant, condition or duty by Borrower or any Guarantor shall be deemed a consent or waiver to or of any other breach of the same or any other covenant, condition or duty.
     Section 3.11. Headings. The headings, captions, and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.
     Section 3.12. ENTIRE AGREEMENT. THIS AMENDMENT EMBODIES THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THIS AMENDMENT, AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO.
     Section 3.13. Required Lenders. The amendments to the Agreement contemplated by this Amendment may be granted with the agreement of the Required Lenders which means Lenders having Revolving Credit Exposures and unused Commitments representing at least 51% of the sum of the total Revolving Credit Exposures and unused Commitments at such time (such percentage applicable to a Lender, herein such Lender’s “Required Lender Percentage”). For purposes of determining the effectiveness of this Amendment, each Lender’s Required Lender Percentage is set forth on Schedule 1 hereto.
     Executed as of the date first written above.

EAGLE MATERIALS INC. (formerly Centex Construction Products, Inc.)

By:	/s/ Arthur R. Zunker, Jr.
Arthur R. Zunker, Jr.,
Senior Vice President – Finance and Treasurer

JPMORGAN CHASE BANK, N.A. (formerly known as JPMorgan Chase Bank and successor by merger to Bank One, N.A.) individually and as Administrative Agent,
By:	/s/ David L. Howard
David L. Howard, Vice President

SEVENTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT, Page 7

BRANCH BANKING AND TRUST COMPANY, individually and as a co-syndication agent

By:	/s/ Troy R. Weaver
Troy R. Weaver
Senior Vice President

BANK OF AMERICA, N.A., individually and as a co-syndication agent
By:	/s/ Michael F. Murray
Michael F. Murray, Senior Vice President

UNION BANK OF CALIFORNIA, N.A., individually and as a co- documentation agent
By:	/s/ Tawny J. Palovchik
Tawny J. Palovchik, Investment Banking Officer

WELLS FARGO BANK, N.A., individually and as a co-documentation agent
By:	/s/ Debbie Sowards
Debbie Sowards, Vice President

PNC BANK, N.A.
By:	/s/ Dorothy G.W. Brailer
Dorothy G.W. Brailer, Vice President

BANK OF TEXAS, N.A.
By:
Name:
Title:

THE NORTHERN TRUST COMPANY
By:	/s/ Katherine Lenz
Katherine Lenz, Officer

SEVENTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT, Page 8

COMERICA BANK
By:	/s/ Mark B. Grover
Mark B. Grover, first Vice President

SEVENTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT, Page 9

Guarantor Consent
     Each of the undersigned Guarantors: (i) consents and agrees to this Amendment; and (ii) agrees that the Subsidiary Guaranty shall remain in full force and effect and shall continue to be the legal, valid and binding obligation of such Guarantor enforceable against it in accordance with its terms.

GUARANTORS:

AG SOUTH CAROLINA LLC
AMERICAN GYPSUM COMPANY LLC (formerly American
Gypsum Company)
AMERICAN GYPSUM MARKETING COMPANY
CCP CEMENT COMPANY
CCP CONCRETE/AGGREGATES LLC
CCP GYPSUM COMPANY
CCP LAND COMPANY
CENTEX CEMENT CORPORATION
HOLLIS & EASTERN RAILROAD COMPANY LLC
ILLINOIS CEMENT COMPANY LLC
MATHEWS READYMIX LLC
M&W DRYWALL SUPPLY COMPANY
MOUNTAIN CEMENT COMPANY
NEVADA CEMENT COMPANY
REPUBLIC PAPERBOARD COMPANY LLC
TEXAS CEMENT COMPANY
WESTERN AGGREGATES LLC (formerly Western Aggregates, Inc.)
WESTERN CEMENT COMPANY OF CALIFORNIA

By:	/s/ Arthur R. Zunker, Jr.
Arthur R. Zunker, Jr., Senior Vice President – Finance
and Treasurer of each Guarantor

CENTEX MATERIALS LLC TLCC GP LLC
By:	/s/ Arthur R. Zunker, Jr.
Arthur R. Zunker, Jr., Manager of the Guarantors listed

TLCC LP LLC
By:	/s/ Joseph P. Sells
Joseph P. Sells, President

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Schedule 1
to
Seventh Amendment to Amended and Restated Credit Agreement
REQUIRED LENDER PERCENTAGE

			Lenders Agreeing to
			Consent Letter(insert % from prior
			column if Lender signs Consent Letter
Lender	Commitment	Required Lender %	then total % in this column)
JPMorgan Chase Bank, N.A.	$50,000,000	14.285714286%	14.285714286%
Bank of America, N.A.	$50,000,000	14.285714286%	14.285714286%
Union Bank of California, N.A.	$50,000,000	14.285714286%	14.285714286%
Wells Fargo Bank, N.A.	$50,000,000	14.285714286%	14.285714286%
Branch Banking and Trust Company	$45,000,000	12.857142857%	12.857142857%
PNC Bank, N.A.	$35,000,000	10.000000000%	10.000000000%
Comerica Bank	$30,000,000	8.571428571%	8.571428571%
Bank of Texas, N.A.	$20,000,000	5.714285714%	0.0
The Northern Trust Company	$20,000,000	5.714285714%	5.714285714%
Total	$350,000,000	100%	94.29%

Schedule 1 – Solo Page